HARVEST SUSPENDS VENEZUELAN
DRILLING PROGRAM

HOUSTON, TX (January 18, 2005) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced that its Venezuelan affiliate Harvest Vinccler C.A. (HVCA) intends to suspend drilling activities as a consequence of delays in receiving the permits necessary to drill additional wells.

The delayed approvals include permits to drill seven wells required to maintain and increase oil and gas production at its South Monagas Unit. In accordance with established procedures, HVCA submitted requests to Petroleos de Venezuela, S.A. (PDVSA) to obtain these permits from the Ministry of Petroleum and Energy. While PDVSA has not offered any definitive explanation for the permit delays, CVP, an affiliate of PDVSA, has sent HVCA a letter which seeks to reduce HVCA’s 2005 drilling program budget below the amount previously approved and restrict production below planned levels. HVCA’s current daily production is 29,000 barrels of oil and 80 million cubic feet of gas.

Harvest President and Chief Executive Officer, Dr. Peter J. Hill, said, “If the permitting approval delays continue or the capital programs or production levels are restricted, our 2005 production, earnings and cash flow projected in previously issued guidance would be adversely affected and would need to be revised. In accordance with our contract, we have a budget approved by PDVSA and have taken all steps to conduct our planned drilling program. We are attempting to meet with officials of the Venezuelan Government, Ministry of Petroleum and Energy and PDVSA to understand the reasons for these actions and to obtain the approvals necessary to proceed with our planned oil and gas development. Although the outcome of these efforts is uncertain at this time, we remain hopeful that these issues will be resolved based on our contract and the longstanding positive relationship with PDVSA and the current Administration. We think the recent appointment of a new board at PDVSA is positive, and we look forward to working with them.”

Harvest will hold a conference call Tuesday, January 18, 2005 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). To access the call, dial 785-424-1051 five to ten minutes prior to the start time. A recording of the conference call will also be available for replay at 402-220-2987. To listen to the live webcast of the call, please visit our website at www.harvestnr.com.

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Steven W. Tholen Senior Vice President, Chief Financial Officer (281) 899-5714	Amanda Koenig Investor Relations (281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2003 Annual Report on Form 10-K and subsequent reports.”